UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a preliminary consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of the directors (the “Board”) of Better Home & Finance Holding Company, a Delaware corporation  (“Better Home,” “BETR” or the “Company”).

On August 24 and August 25, 2026, Mr. Garg sent messages to an XChat group, which included other stockholders of the Company, and are attached hereto as Exhibit 1 and incorporated herein by reference.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Vishal Garg (“Mr. Garg”) and the other participants named herein (collectively, the “Garg Group”) have filed a preliminary consent statement and accompanying GREEN consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation (the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS, INCLUDING A GREEN CONSENT CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ CONSENT SOLICITOR.

The participants in the consent solicitation are expected to be Mr. Garg, 1/0 Real Estate, LLC, 1/10 Holdco, LLC and The 718 4Ever Trust I.

As of the date hereof, 1/0 Real Estate, LLC directly beneficially owns 130,455 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), each share of which may be converted into the same number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”). As of the date hereof, 1/0 Holdco, LLC, as the sole member of 1/0 Real Estate LLC, may be deemed to beneficially own the 130,455 shares of Class B Common Stock directly beneficially owned by 1/0 Real Estate, LLC. As of the date hereof, The 718 4Ever Trust I directly beneficially owns 465,517 shares of Class B Common Stock, which may be converted into the same number of shares of Class A Common Stock. As of the date hereof, Mr. Garg beneficially owns (i) 118,260 shares of Class A Common Stock, (ii) 387,137 currently exercisable options to purchase shares of Class B Common Stock, and (iii) 1,523,827 shares of Class B Common Stock, which may be converted into the same number of shares of Class A Common Stock.